Exhibit 10.11
NINTH AMENDMENT TO OFFICE/RETAIL LEASE
This NINTH AMENDMENT TO OFFICE/RETAIL LEASE (this "Ninth Amendment") is dated for reference purposes only effective as of August 30, 2017 (the "Effective Date" or "ED"), by and between KBSII 445 SOUTH FIGUEROA, LLC, a Delaware limited liability company ("Landlord"), and MUFG UNION BANK, N.A., a national banking association, formerly known as Union Bank, N.A. and Union Bank of California, N.A. ("Tenant").
RECITALS:
A.    Hines VAF UB Plaza, L.P., a Delaware limited partnership, as landlord (the "Original Landlord"), and Tenant, as tenant, entered into that certain Office/Retail Lease dated as of October 8, 2008 (the "Original Lease"), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord that certain space as more particularly described in the Lease (the "Original Premises") in that certain building located at 445 South Figueroa Street, Los Angeles, California 90071 (the "Building").
B.    Original Landlord and Tenant entered into that certain First Amendment to Office/Retail Lease dated as of November 17, 2008 (the "First Amendment"), pursuant to which the parties (i) expanded the Original Premises to include the 28th Floor Expansion Space, and (ii) otherwise modified the terms of the Original Lease, all as more particularly described in the First Amendment.
C.    Original Landlord and Tenant entered into that certain Second Amendment to Office/Retail Lease dated as of July 10, 2009 (the "Second Amendment"), pursuant to which the parties (i) expanded the Original Premises and the 28th Floor Expansion Space to include the Second Amendment Expansion Space, and (ii) otherwise modified the terms of the Original Lease and the First Amendment, all as more particularly described in the Second Amendment.
D.    Original Landlord and Tenant entered into that certain Third Amendment to Office/Retail Lease dated as of April 14, 2010 (the "Third Amendment"), pursuant to which the parties modified certain of the terms of the Original Lease, the First Amendment and the Second Amendment, all as more particularly described in the Third Amendment.
E.    Original Landlord and Tenant entered into that certain Fourth Amendment to Office/Retail Lease dated as of August 10, 2010 (the "Fourth Amendment"), pursuant to which the parties (i) expanded the Original Premises, the 28th Floor Expansion Space and the Second Amendment Expansion Space to include the 35th Floor Expansion Space, and (ii) otherwise modified the terms of the Original Lease, the First Amendment, the Second Amendment and the Third Amendment, all as more particularly described in the Fourth Amendment.
F.    Landlord and Tenant entered into that certain Fifth Amendment to Office/Retail Lease dated as of October 31, 2010 (the "Fifth Amendment"), pursuant to which the parties modified certain of the terms of the Original Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, all as more particularly described in the Fifth Amendment.
G.    Landlord and Tenant entered into that certain Sixth Amendment to Office/Retail Lease dated as of February 15, 2011 (the "Sixth Amendment"), pursuant to which the parties converted certain visitor parking spaces into reserved parking spaces, all as more particularly described in the Sixth Amendment.
H.    Landlord and Tenant entered into that certain Seventh Amendment to Office/Retail Lease dated as of November 14, 2012 (the "Seventh Amendment"), pursuant to which the parties (i) expanded the Existing Premises to include the 34th Floor Expansion Space, and (ii) otherwise modified the terms of the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, all as more particularly described in the Seventh Amendment.
I.    Landlord and Tenant entered into that certain Eighth Amendment to Office/Retail Lease dated as of June 14, 2014 (the "Eighth Amendment"), pursuant to which the parties (i) expanded the Existing Premises by 24,475 rentable square feet to include that certain space containing approximately16,354 rentable square feet known as Suite 2700 and comprising the entire rentable area of the twenty-seventh (27th) floor of the Building, and that certain space containing approximately 8,121 rentable square feet known as Suite 2600 on the twenty-sixth (26th) floor of the Building, and (ii) otherwise modified the terms of the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and the Seventh Amendment, all as more particularly described in the Eighth Amendment.
J.    The Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment and the Eighth Amendment are collectively referred to herein as the "Lease" The Original Premises, 28th Floor Expansion Space, Second Amendment Expansion Space, 35th Floor Expansion Space, 34th Floor Expansion Space, Suite 2600 Expansion Space and Suite 2700 Expansion Space are sometimes collectively referred to herein as the "Existing Premises" Landlord is the successor-in-interest to Original Landlord as "Landlord" under the Lease.
K.    Capitalized terms which are used in this Ninth Amendment without definition have the meanings given to them in the Lease.
L.    Tenant timely and properly exercised its Termination Option pursuant to that certain letter dated January 31, 2016 delivered by Tenant to Landlord in accordance with the terms and conditions of Section 2.4 of the Original Lease to terminate the Lease as to the portion of the Original Premises consisting of the entire eighteenth (18th) floor of the Building and the entire twenty-first (21st floor of the Building. Accordingly, the parties desire to memorialize Tenant's agreement to surrender to Landlord a portion of the Original Premises consisting of approximately 15,546 rentable square feet commonly known as Suite 1800 and comprising the entire rentable area of the eighteenth (18th) floor of the Building, and approximately 16,400 rentable square feet commonly known as Suite 2100 and comprising the entire rentable area of the twenty-first (21st) floor of the Building (collectively, the "Reduction Space") (the Existing Premises, less the Reduction Space, is referred to herein as the "Retained Premises"), and that the Lease be appropriately amended.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Ninth Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.    Reduction of Premises. Tenant has surrendered the Reduction Space to Landlord as of April 30, 2017 (the "Reduction Date"). Accordingly, commencing retroactively from and after the Reduction Date and following Tenant's delivery of the Termination Consideration (defined below), the Reduction Space shall be deemed surrendered by Tenant to Landlord, the Lease as amended hereby (the "Amended Lease") shall be deemed terminated with respect to the Reduction Space (except as to those provisions which expressly survive termination of the Lease), and the "Premises", as defined in the Lease, shall be deemed to mean the Retained Premises. In addition, the parties hereby acknowledge and agree that a of the Redl1ction Date; the Original Premises shall consist of approximately 285,563 rentable square feet (pursuant to 1996 BOMA). As consideration for Landlord's agreement to accept Tenant's surrender of the Reduction pace, and in accordance with Section 2.4 of the Original Lease, prior to the Reduction Date, Tenant shall pay to Landlord One Hundred Ninety-Three Thousand Eighty-Nine and 00/100 Dollars ($193,089.00) (the "Termination Consideration"). Notwithstanding therefore going, in-lieu of delivering the Termination Consideration directly to Landlord, Landlord shall apply a portion of the Unused Tenant Improvement Allowance in the amount of $193,089.00 against the Termination Consideration. Landlord agrees that it has inspected the Reduction Space and agrees to accept the Reduction Space in its as is condition. The parties acknowledge and agree that in lieu of Tenant s obligation to remove a fan coil unit on the 18th floor of the Building, Tenant shall pay to Landlord the amount of Eight Hundred Fifty Dollars ($850.00) ("Fan Coil Removal Cost"), which Fan Coil Removal Cost shall be deducted from the Credit Payment (as defined below) paid to Tenant.
2.    Base Rent for the Original Premises. Prior to and through the Reduction Date, Tenant has paid monthly installments of Base Rent for the portion of the Original Premises that excludes the Storage Space in accordance with Section 8.2(a) of the Summary of Basic Lease Information of the Original Lease. Commencing retroactively as of May 1, 2017, Tenant shall pay monthly installments of Base Rent for the Original Premises (as contracted to eliminate the Reduction Space) that excludes the Storage Space in accordance with the following schedule:

Portion of Extended Term	Annual Base Rent	Monthly Installments of Base Rent	Annual Rental Rate per Rentable Square Foot
5/1/17 - 1/31/18	$12,589,711.26	$1,049,142.61	$44.97
2/1/18 - 1/31/19	$12,906,063.80	$1,075,505.32	$46.10
2/1/19 - 1/31/20	$13,228,015.5	$1,102,334.63	$47.25
2/1/20 - 1/31/21	$13,558,365.94	$1,129,863.83	$48.43
2/1/21 - 1/31/22	$13,897,115.12	$1,158,092.93	$49.64
3.    Tenant's Share of Direct Expenses for the Original Premises. Effective as of the Reduction Date, Tenant's Share of Direct Expenses for the Original Premises shall be reduced to 46.08% (i.e., 279,958 rentable square feet in the portion of the Original Premises [as contracted to eliminate the Reduction Space] which is other than the Storage Space/607,517 rentable square feet in the Building [excluding the existing retail portion of the Real Property located outside the retail/office tower portion of the Building], as determined pursuant to Section 1.2 of the Original Lease). Tenant shall continue to pay Tenant's Share of Direct Expenses for the portions of the Premises other than the Original Premises (as contracted to eliminate the Reduction Space) in accordance with the terms and conditions of the Amended Lease.
4.    Parking. Effective as of the Reduction Date, Tenant's obligation to rent and pay parking charges for Building Parking Area Passes shall be reduced by ninety-five (95) Building Parking Area Passes, such that thereafter Tenant shall have the right to use and the obligation to pay for five hundred sixty-one 561 Building Parking Area Passes for the Retained Premises, in accordance with the terms of the Amended Lease, which Building Parking Area Passes shall consist of one hundred eleven (111) non-executive reserved parking passes, and four hundred fifty (450) unreserved parking passes.
5.    Application of Unused Tenant Improvement Allowance. Landlord and Tenant hereby agree that Tenant has not used Eight Million One Hundred Seventy-Five Thousand Sixty Hundred Fifty-Seven and 50/100 Dollars ($8,175,657.50) of the Tenant Improvement Allowance (the "Unused TI Allowance"), and notwithstanding anything in the Lease to the contrary, pursuant to Section 2.4.2 of

Exhibit "B" of the Original Lease, Landlord shall make a one-time cash payment to Tenant of fifty percent (50%) of the Unused TI Allowance in the amount of Four Million Eighty-Seven Thousand Eight Hundred Twenty-Eight and 75/100 Dollars ($4,087,828.75) (the "Credit Payment"), which Credit Payment shall be made to Tenant within thirty (30) days following full execution of this Ninth Amendment. Tenant hereby waives its right to apply any portion of the Unused TI Allowance, except as provided in Section 1 above, against the cost to complete New Tenant Improvements in the Retained Premises. Further, Tenant hereby acknowledges and agrees that Tenant shall have no right to submit any additional Monthly Draw Requests, notwithstanding that Tenant otherwise would have the right to submit Monthly Draw Requests to Landlord by January 31, 2017 under the terms and conditions of Section 2.4.1of Exhibit "B" of the Original Lease, but for Tenant's election to apply fifty percent (50%) of the Unused TI Allowance as a credit against Base Rent.
6.    Condition of the Retained Premises. Tenant acknowledges that it is presently in possession of the Retained Premises and is fully aware of the condition of the Retained Premises, and Landlord shall not be obligated to refurbish or improve the Retained Premises or to otherwise fund improvements for the Retained Premises in any manner whatsoever in conjunction with this Ninth Amendment, and Tenant hereby accepts the Retained Premises in its "AS-IS" condition. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Ninth Amendment neither the Retained Premises nor the Building has undergone inspection by a Certified Access Specialist. Tenant further acknowledges that except as expressly provided in the Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Retained Premises, the improvements, refurbishments, or alterations therein, if any, or the Building, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant's business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment. Provided, however, notwithstanding the foregoing, Landlord shall continue to perform its repair and maintenance obligations with respect to the Retained Premises as required by the Lease.
7.    Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Ninth Amendment, and that it knows of no real estate broker or agent who is entitled to a commission in connection with this Ninth Amendment. Landlord and Tenant shall indemnify, defend and hold the other harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission, compensation or fees claimed by any broker or agent in connection with this Ninth Amendment or its negotiation by reason of any act of the indemnifying party.
8.    Authority. Each signatory of this Ninth Amendment on behalf of Tenant and Landlord represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
9.    No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Ninth Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Ninth Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Ninth Amendment, the terms and conditions of this Ninth Amendment shall apply and govern the parties. This Ninth Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

10.    Notices. All notices to be provided to Tenant pursuant to the lease shall be delivered to the following address:
MUFG Union Bank, N.A.
c/o CBRE, Inc.
Attention: Portfolio Services
6055 Primacy Parkway, Suite 300
Memphis, TN 38119

With copies to:
MUFG Union Bank, N.A.
Office of the General Counsel
350 California Street, 7th Floor
San Francisco, CA 9410
MUFG Union Bank, N.A.
Corporate Real Estate/MC H-1RE
350 California Street, Mezzanine
San Francisco, CA 94104
Attn: Real Estate Manager
11.    SDN List. Landlord and Tenant each hereby represent and warrant that neither party nor any officer, director, employee, partner, member or other principal of such party is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control ("OFAC").
[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Ninth Amendment as of the date set forth above.
TENANT:
MUFG UNION BANK, N.A.,
a national banking association

By:	/s/ Larry W. Lawrence
Name: Larry W. Lawrence
Title: Director

LANDLORD:
KBSII 445 SOUTH FIGUEROA, LLC,
a Delaware limited liability company,

By:	KBS Capital Advisors, LLC, a
Delaware limited liability company,
its authorized agent

By:	/s/ Tim Helgeson
Name: Tim Helgeson
Title: Senior Vice President
9/5/17